CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust, Inc.

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-3 of Lightstone Value Plus Real Estate Investment Trust, Inc. of our report dated March 28, 2008, relating to the consolidated financial statements and financial statement schedule of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries for the year ended December 31, 2007, appearing in the Annual Report on Form 10-K.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

(formerly Amper, Politziner & Mattia, P.C.)

December 1, 2008
Edison, New Jersey